Exhibit 99.1

Rosetta Stone Strengthens Global Presence with Increased Focus on Asia

Leading Language-Learning Brand Relocates President of Consumer Business to Tokyo

ARLINGTON, VA — June 19, 2012 — Furthering a commitment to grow its business in Asia, Rosetta Stone Inc. (NYSE: RST), one of the world’s best-known language-learning brands, has announced that a top executive will relocate to its Tokyo office to oversee the company’s global consumer operations.

Pragnesh Shah, President of Global Consumer Markets at Rosetta Stone, will move from the company’s corporate headquarters in Arlington, VA to its Tokyo office later this summer. While Mr. Shah’s role and responsibilities will not change—he will continue to lead Rosetta Stone’s consumer-facing business around the world—his new posting is expected to achieve deeper penetration in the sizable language-learning markets of Asia. Of the $83 billion global market for language learning, Japan and Korea alone represent nearly $20 billion. Rosetta Stone has offices in both of those countries, as well as Brazil, the U.K., and the US, which remains the foundation of the company’s business.

“Rosetta Stone is a go-anywhere brand, and our products are embraced by individuals and institutions throughout the world,” said CEO Steve Swad. “Asia has become a pillar of growth for us, and this move reflects our commitment to serving that market. We already enjoy strong brand awareness among consumers in Korea and Japan, and we’re working to gain traction in both our consumer and institutional businesses there. Ultimately, our success in Asia requires strong leadership and intense focus, and I am delighted that Prag will bring his leadership, experience and expertise to Asia.”

Previously an e-commerce and consumer services executive at Sprint Nextel and Network Solutions, Mr. Shah came to Rosetta Stone in November 2011. He has helped drive growth in the US market, open up new sales channels across Europe and Asia, and launch a new online subscription model—including mobile applications—to complement Rosetta Stone’s well-known CD-Rom product.

“Asia presents a particularly rich opportunity for us—but also a significant challenge,” said Shah. “The language-learning industry in Asia is fragmented and the competitive dynamics are different than in the US, so we need to increase our focus to succeed. I’m looking forward to getting established on the ground in Tokyo and working with our teams throughout Asia to capitalize on what we believe is a huge opportunity to change the way people learn new languages with Rosetta Stone’s unique and powerful technology-based services.”

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About Rosetta Stone Inc.

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA., and has offices in Harrisonburg, VA, Boulder, CO, Tokyo, Seoul, London, and Sao Paulo.

For more information, visit RosettaStone.com.

Investor Contact:
Steve Somers, CFA

Vice President, Investor Relations

ssomers@rosettastone.com

703-387-5876

Media Contact:

Jonathan Mudd
Senior Director, Global Communications
jmudd@rosettastone.com

571-357-7148